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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
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MEDIA RELEASE


BREAKWATER ANNOUNCES MANAGEMENT CHANGES

TORONTO, November 29, 2004 /CNW/ BREAKWATER RESOURCES LTD. (TSX - BWR) ("Breakwater") announced today that Mr. Colin K. Benner will be stepping down as the President and Chief Executive Officer of the Company effective December 23, 2004.

The Board of Directors of Breakwater has formed a committee to carry out a search for a new Chief Executive Officer. In the interim period, Mr. Garth A. C. MacRae, the current Chairman of Breakwater, has been appointed President and Chief Executive Officer. Mr. MacRae noted that Mr. Benner has served Breakwater well over the past ten years and has assembled a first-class management team covering all facets of the operations.

Ned Goodman, President and Chief Executive Officer of Dundee Bancorp Inc., the largest shareholder of Breakwater, has been reappointed to the Board and named Chairman of the Board of Breakwater.

Mr. Benner has accepted a position with a Vancouver based resource company.

For further information please contact:

Garth A. C. MacRae
President and Chief Executive Officer
(416) 363-4798 Ext. 231